SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2005

ENZON PHARMACEUTICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

685 Route 202/206, Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 541-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 20, 2005, Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) lowered its guidance for revenues for the fiscal year ending June 30, 2005 due to increasingly competitive conditions in the intravenous antifungal market. As a result of this decrease in expected revenues and the recent discontinuance of some development projects in the pipeline, Enzon is taking steps to reduce costs through restructuring. The Company expects to incur charges of $1.5 million to $2.5 million against its earnings during the quarter ending June 30, 2005. These costs, all of which involve future cash expenditures, are comprised primarily of employee termination benefits.

The statements in this Form 8-K estimating costs and charges to be incurred by the Company are forward looking statements. The actual costs and charges incurred by the Company could differ materially from these estimates as the Company completes the actions described and reviews the amount of such costs and charges.

Item 5.02 (b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Kenneth Zuerblis, the Company’s Executive Vice President, Finance and Chief Financial Officer resigned for personal reasons effective as of April 21, 2005. The Company issued a press release announcing the resignation which is attached to this current report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 21, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2005

By: /s/ Craig A. Tooman

Craig A. Tooman
Executive Vice President,
Strategic Planning
and Corporate Communications

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